NOTICE OF GRANT OF [INCENTIVE/NON-QUALIFIED] STOCK OPTION AWARD

EMPOWERED PRODUCTS, INC.

2012 OMNIBUS INCENTIVE PLAN

FOR GOOD AND VALUABLE CONSIDERATION, Empowered Products, Inc. (the “Company”) hereby grants, pursuant to the provisions of the Company’s 2012 Omnibus Incentive Plan (the “Plan”), to the Participant designated in this Notice of Grant of [Incentive/Non-Qualified] Stock Option Award (the “Notice”) an option to purchase the number of shares of the common stock of the Company set forth in the Notice (the “Shares”), subject to certain restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Stock Option Award (collectively, the “Agreement”). Also enclosed is a copy of the information statement describing important provisions of the Plan.

Optionee: [__________]

Date of Grant: ____________	Type of Option: [Incentive/Non-Qualified] Stock Option
Exercise Price per Share: $____	Expiration Date: ____________
Total Number of Shares Granted: _______	Total Exercise Price: $______
Vesting Schedule: [1/4 vesting on each of the first, second, third and fourth anniversaries of the date of the grant]

Exercise After Termination of Service:

Termination of Service for any reason: any non-vested portion of the Option expires immediately;

Termination of Service due to death or Disability: vested portion of the Option is exercisable by the Optionee (or, in the event of the Optionee’s death, the Optionee’s Beneficiary) for ______ [months/years] [MUST BE AT LEAST 6 MONTHS] after the Optionee’s Termination;

Termination of Service for any reason other than death or Disability (except for termination for cause as defined by applicable law): vested portion of the Option is exercisable for a period of _____ [days/months] [MUST BE AT LEAST 30 DAYS] following the Optionee’s Termination.

In no event may this Option be exercised after the Expiration Date as provided above.

By signing below, the Optionee agrees that this [Incentive/Non-Qualified] Stock Option Award is granted under and governed by the terms and conditions of the Company’s 2012 Omnibus Incentive Plan and the attached Terms and Conditions.

Participant	Empowered Products, Inc.

________________________________	By: ____________________________
Title:___________________________
Date:____________________________	Date:___________________________

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TERMS AND CONDITIONS OF STOCK OPTION AWARD

1. Grant of Option. The Option granted to the Optionee and described in the Notice of Grant is subject to the terms and conditions of the Plan, which is incorporated by reference in its entirety into these Terms and Conditions of Stock Option Award.

The Board of Directors of the Company has authorized and approved the 2012 Omnibus Incentive Plan (the “Plan”), which has been approved by the stockholders of the Company. The Committee has approved an award to the Optionee of a number of shares of the Company’s common stock, conditioned upon the Participant’s acceptance of the provisions set forth in the Notice and these Terms and Conditions within 60 days after the Notice and these Terms and Conditions are presented to the Optionee for review. For purposes of the Notice and these Terms and Conditions, any reference to the Company shall include a reference to any Affiliate.

If designated in the Notice of Grant as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code. Nevertheless, to the extent that the Option fails to meet the requirements of an ISO under Section 422 of the Code, this Option shall be treated as a Non-Qualified Stock Option (“NSO”).

The Company intends that this Option not be considered to provide for the deferral of compensation under Section 409A of the Code and that this Agreement shall be so administered and construed. Further, the Company may modify the Plan and this Award to the extent necessary to fulfill this intent.

2. Exercise of Option.

(a) Right to Exercise. This Option shall be exercisable, in whole or in part, during its term in accordance with the Vesting Schedule set out in the Notice of Grant and with the applicable provisions of the Plan and this Option Agreement. No Shares shall be issued pursuant to the exercise of an Option unless the issuance and exercise comply with applicable laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares. The Committee may, in its discretion, (i) accelerate vesting of the Option, or (ii) extend the applicable exercise period to the extent permitted under Section 6.03 of the Plan.

(b) Method of Exercise. The Optionee may exercise the Option by delivering an exercise notice in a form approved by the Company (the “Exercise Notice”) which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Shares exercised. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price.

(c) Acceleration of Vesting on Change in Control. Unless otherwise specified in the Notice of Grant, in the event of a Change in Control, no accelerated vesting of any Options outstanding on the date of such Change in Control shall occur.

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3. Method of Payment. If the Optionee elects to exercise the Option by submitting an Exercise Notice under Section 2(b) of this Agreement, the aggregate Exercise Price (as well as any applicable withholding or other taxes) shall be paid by cash or check; provided, however, that the Committee may consent, in its discretion, to payment in any of the following forms, or a combination of them:

(a) cash or check;

(b) a “net exercise” (as described in the Plan or such other consideration received by the Company under a cashless exercise program approved by the Company in connection with the Plan;

(c) surrender of other Shares owned by the Optionee which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares and any applicable withholding; or

(d) any other consideration that the Committee deems appropriate and in compliance with applicable law.

4. Restrictions on Exercise. This Option may not be exercised until such time as the Plan has been approved by the stockholders of the Company, or if the issuance of the Shares upon exercise or the method of payment of consideration for those shares would constitute a violation of any applicable law or regulation.

5. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee [IF THE OPTION IS A NSO, THE FOLLOWING LANGUAGE MAY BE INCLUDED PERMITTING LIMITED TRANSFER OF THE OPTION] [; provided, however, that the Optionee may transfer the Options (i) pursuant to a qualified domestic relations order (as defined by the Code or the rules thereunder) or (ii) to any member of the Optionee’s Immediate Family or to a trust, limited liability company, family limited partnership or other equivalent vehicle, established for the exclusive benefit of one or more members of his Immediate Family by delivering to the Company a Notice of Assignment in a form acceptable to the Company. No transfer or assignment of the Option to or on behalf of an Immediate Family member under this Section 5 shall be effective until the Company has acknowledged such transfer or assignment in writing. “Immediate Family” means the Optionee’s parents, spouse, children, siblings, and grandchildren. Following transfer, the Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. In the event an Option is transferred as contemplated in this Section 5, such Option may not be subsequently transferred by the transferee except by will or the laws of descent and distribution.] The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

6. Term of Option. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

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7. Withholding.

(a) The Committee shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any income recognized by the Optionee with respect to the Option Award.

(b) The Optionee shall be required to meet any applicable tax withholding obligation in accordance with the provisions of Section 11.05 of the Plan.

(c) Subject to any rules prescribed by the Committee, the Optionee shall have the right to elect to meet any withholding requirement (i) by having withheld from this Award at the appropriate time that number of whole shares of common stock whose fair market value is equal to the amount of any taxes required to be withheld with respect to such Award, (ii) by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such Award or (iii) by a combination of shares and cash.

8. Defined Terms. Capitalized terms used but not defined in the Notice and these Terms and Conditions shall have the meanings set forth in the Plan, unless such term is defined in any Employment Agreement between the Optionee and the Company or an Affiliate. Any terms used in the Notice and these Terms and Conditions, but defined in the Optionee’s Employment Agreement are incorporated herein by reference and shall be effective for purposes of the Notice and these Terms and Conditions without regard to the continued effectiveness of the Employment Agreement.

9. Optionee Representations. The Optionee hereby represents to the Company that the Optionee has read and fully understands the provisions of the Notice, these Terms and Conditions and the Plan and the Optionee’s decision to participate in the Plan is completely voluntary. Further, the Optionee acknowledges that the Optionee is relying solely on his or her own advisors with respect to the tax consequences of this stock option award.

10. Regulatory Limitations on Exercises. Notwithstanding the other provisions of this Option Agreement, no option exercise or issuance of shares of Common Stock pursuant to this Option Agreement shall be effective if (i) the shares reserved under the Plan are not subject to an effective registration statement at the time of such exercise or issuance, or otherwise eligible for an exemption from registration, or (ii) the Company determines in good faith that such exercise or issuance would violate any applicable securities or other law or regulation.

11. Miscellaneous.

(a) Notices. All notices, requests, deliveries, payments, demands and other communications which are required or permitted to be given under these Terms and Conditions shall be in writing and shall be either delivered personally or sent by registered or certified mail, or by private courier, return receipt requested, postage prepaid to the parties at their respective addresses set forth herein, or to such other address as either shall have specified by notice in writing to the other. Notice shall be deemed duly given hereunder when delivered or mailed as provided herein.

(b) Waiver. The waiver by any party hereto of a breach of any provision of the Notice or these Terms and Conditions shall not operate or be construed as a waiver of any other or subsequent breach.

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(c) Entire Agreement. These Terms and Conditions, the Notice and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof.

(d) Binding Effect; Successors. These Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in these Terms and Conditions, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

(e) Governing Law. The Notice and these Terms and Conditions shall be governed by and construed in accordance with the laws of the State of Nevada.

(f) Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of these Terms and Conditions.

(g) Conflicts; Amendment. The provisions of the Plan are incorporated in these Terms and Conditions in their entirety. In the event of any conflict between the provisions of these Terms and Conditions and the Plan, the provisions of the Plan shall control. The Agreement may be amended at any time by written agreement of the parties hereto.

(h) No Right to Continued Employment. Nothing in the Notice or these Terms and Conditions shall confer upon the Optionee any right to continue in the employ or service of the Company or affect the right of the Company to terminate the Optionee’s employment or service at any time.

(i) Further Assurances. The Optionee agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Notice and these Terms and Conditions and the Plan.

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